James J. Pinto
                             c/o 55 Brookville Road
                               Glen Head, NY 11545

                                August 26, 2004


Mr. Ivan Isakov
Columbus Nova Investments VIII LTD.
590 Madison Avenue
New York, New York 10022

         Re: Transactions (the "Transactions") Contemplated by (a) the Moscow CableCom Corp. ("MOCC")/Columbus Nova Investments VIII LTD. ("CN") Series B Stock Subscription Agreement of even date herewith (the "Subscription Agreement"), the Bridge Facility, and the Term Loan Facility. (Unless otherwise defined herein, the defined terms in the Subscription Agreement are incorporated herein by reference.)

Dear Ivan:

         In connection with the Transactions, James J. Pinto. ("Pinto") on the one hand, and CN, on the other hand, (Pinto and CN being referred to herein as the "parties" or when referring to just one of the foregoing, a "party"), for and in receipt of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


         1. Upon the Closing of the Transactions, CN agrees that for the later to occur of: (a) twenty-four months (24) after the

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               Closing, or (b) the two Annual Meetings of the MOCC
               Stockholders that are held following the Closing, CN will support the nominations of James J. Pinto ("Pinto") and Oliver
               R. Grace, Jr. ("Grace") as candidates for election to the MOCC Board of Directors.

               For the avoidance of doubt and for the purposes of clarity, the intent of the parties to this Agreement is that CN will support the nominations of Grace and Pinto (or their substitutes as contemplated by paragraph 2 below) to serve as directors on the Board of Directors of MOCC for the period commencing on the Closing Date and ending on the thirty-six month anniversary of the Closing Date.

         2. In the event that either or both of Grace and/or Pinto, for any reason, cannot serve on the MOCC Board, then you agree that you will support the nomination(s) of the following individuals in place of Grace and Pinto: Francis E. Baker, Thomas Mc Partland, Lou Lubrano, or Peter N. Bennett.

         3.    Miscellaneous:

               A.   Entirety: This Agreement sets forth the entire agreement
                    --------
                    and understanding among the parties with respect to the subject matter hereof.

               B.   Governing Law: This Agreement shall be construed in
                    -------------
                    accordance with and governed by the laws of the State of New York.

               C.   Counterparts: This Agreement may be signed in
                    ------------
                    counterparts.

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         If this Agreement is acceptable to CN, please sign in the place provided below and send a signed copy to me.


                                 Very truly yours,


                                 /s/ James J. Pinto
                                 -----------------------
                                 James J. Pinto.


Accepted and Agreed by Columbus Nova Investments VIII LTD.

Columbus Nova Investments VIII LTD.


By: /s/ Andrew Intrater
    -----------------------------------
         Name:  Andrew Intrater
                -----------------------
         Title: Managing Partner
                -----------------------

Dated: August 26, 2004

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